Exhibit 99.2

INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of ___________, 2011, by and between MMI Investments, L.P. (the “Indemnitor”) and ______________ (“Indemnitee”).

WHEREAS, the Indemnitor has asked the Indemnitee, and Indemnitee has agreed, to be named and serve a nominee of Indemnitor for election to the Board of Directors of EMS Technologies, Inc. (the “Company”) at the 2011 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations postponement thereof (the “Annual Meeting”); and

WHEREAS, the Indemnitor and/or its representatives and affiliates may, in appropriate circumstances, solicit proxies from the stockholders of the Company in support of Indemnitee’s election as a director of the Company at the Annual Meeting (the “Solicitation”).

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of the Indemnitor that the Indemnitee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby hereto agree as follows:

1.           Certain Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by the Company or any other party, or any inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable attorneys’ fees and all other reasonable fees, costs, expenses and obligations paid or incurred in connection with the Solicitation or related matters, including without limitation, investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event including the costs and expenses of the Indemnitee seeking enforcement of this Agreement.

“Indemnification Amount” shall mean $5,000,000.

“Indemnifiable Event” means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with the Solicitation or related matters, but not in Indemnitee’s capacity as a director of the Company if he is so elected.

“Loss” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses).

2.           Indemnification. (a) In the event Indemnitee in his capacity as a nominee for election to Company’s Board of Directors at the Annual Meeting was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, the Indemnitor, to the fullest extent permitted by applicable law, shall indemnify and hold harmless the Indemnitee from and against any and all Losses suffered, incurred or sustained by Indemnitee or to which Indemnitee becomes subject, resulting from, arising out of or relating to such Claim; provided, however, that in no event shall Indemnitor have aggregate liability for Losses pursuant to this Agreement in excess of the Indemnification Amount. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement (i) for Claims arising from Indemnitee’s criminal actions, fraud, negligence, bad faith, or willful misconduct or (ii) for which payment is prohibited by applicable law.

(b)           In the case of the commencement of any action against Indemnitee in respect of which he may seek indemnification from the Indemnitor hereunder, the Indemnitor may, by written notice to the Indemnitee, elect to assume the defense thereof (with counsel reasonably satisfactory to the Indemnitee), including, without limitation, the negotiation and approval of any settlement of such action. After notice from the Indemnitor to the Indemnitee of the Indemnitor’s election so to assume the defense thereof, the Indemnitor will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by him in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). If, in any action for which indemnity may be sought hereunder, the Indemnitor shall not have timely assumed the defense thereof with counsel reasonably satisfactory to Indemnitee, or Indemnitee shall have been advised by his counsel that it would constitute a conflict of interest for the same counsel to represent both him and the Indemnitor or both him and any other Indemnitee in such action, or if Indemnitee may have separate or additional defenses with regard to such action, Indemnitee shall have the right to employ his own counsel reasonably satisfactory to the Indemnitor in such action, in which event the Indemnitor shall reimburse Indemnitee for all reasonable legal fees and expenses incurred by him in connection with the defense thereof. The Indemnitor shall in no event be liable for any settlement of any action effected without its prior written consent (which consent shall not be unreasonably withheld). The Indemnitor shall not settle any Claim in any manner that would impose any expense, penalty, obligation or liability on Indemnitee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Indemnitee or as materially detrimental to the reputation of Indemnitee, without that Indemnitee’s prior written consent (which consent shall not be unreasonably withheld).

(c)           Indemnitee’s right to indemnification pursuant to Section 2 of this Agreement shall include the right of the Indemnitee to be advanced by the Indemnitor any Expenses incurred in connection with any Indemnifiable Event as soon as practicable after such Expenses are incurred by the Indemnitee and in any event within 30 days after the receipt by the Indemnitor of a statement or statements from Indemnitee documenting such Expenses in reasonable detail and requesting such advances from time to time; provided, however, that all amounts advanced in respect of such Expenses shall be promptly repaid to the Indemnitor by the Indemnitee if it shall ultimately be determined in a final judgment that the Indemnitee is not entitled to be indemnified for such Expenses.

3.           Review Procedure; Enforcement. (a) Indemnitee shall give the Indemnitor written notice (a “Claim Notice”) of any Claim (accompanied by supporting documentation in reasonable detail) as soon as practicable after the Indemnitee becomes aware thereof; provided, that the failure of Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligations under this Agreement, except to the extent that such failure materially prejudices the rights of the Indemnitor. Notwithstanding any provision of this Agreement to the contrary, the obligations of the Indemnitor under Section 2 above shall be subject to the condition that it shall not have determined that the Indemnitee would not be permitted to be indemnified under applicable law; provided, however, that if the Indemnitee has commenced legal proceedings in a court of competent jurisdiction pursuant to paragraph 3(b) below to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by the Indemnitor that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Indemnitor for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).

(b)           If the Indemnitor determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, or if the Indemnitee has not otherwise been paid in full pursuant to Section 2 above within 30 days after a Claim Notice has been received by the Indemnitor, the Indemnitee shall have the right to commence litigation in any court in the State of New York having subject matter jurisdiction thereof and in which venue is proper to recover the unpaid amount of the demand (an “Enforcement Proceeding”) and, if successful in whole or in part, the Indemnitee shall be entitled to be paid any and all Expenses in connection with such Enforcement Proceeding. These Expenses will not be subject to the Indemnification Amount. The Indemnitor hereby consents to service of process for such Enforcement Proceeding and to appear in any such Enforcement Proceeding. Any determination by the Indemnitor not challenged by the Indemnitee shall be binding on the Indemnitor and Indemnitee. It shall be a defense to any action brought by Indemnitee against the Indemnitor to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a proceeding in advance of its final disposition) that it is not permissible under applicable law for the Indemnitor to indemnify Indemnitee for the amount claimed.

4.           Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Indemnitor for some or a portion of any Loss, but not for all of the total amount thereof, the Indemnitor shall nevertheless indemnify the Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith pursuant to the terms of this Agreement.

5.           No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

6.           Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding with respect to any party unless executed in writing by such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

7.           Subrogation. In the event of payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the applicable Indemnitee, and that Indemnitee shall, at the Indemnitor’s expense, execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Indemnitor effectively to bring suit to enforce such rights.

8.           No Duplication of Payments. The Indemnitor shall not be liable under this Agreement to make any payment in connection with a Claim made against Indemnitee to the extent the Indemnitee otherwise is entitled to receive payment (under any insurance policy, certificate of incorporation, by-law or otherwise) of the amounts otherwise indemnifiable hereunder.

9.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

10.           Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but which together shall constitute one agreement.

11.           Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Indemnitor at:

MMI Investments, L.P.
1370 Avenue of the Americas
New York, New York 10019

Attention: Alan L. Rivera, General Counsel

and to the Indemnitee at the address set forth below the Indemnitee's signature.

Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

12.           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MMI Investments, L.P.

By:	MCM Capital Management, LLC, General Partner

By:
	Name:	Clay Lifflander
	Title:	President

Name:
Address: